UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

Corning Natural Gas Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

330 West William Street, Corning, New York 14830

March 10, 2010

Dear Fellow Shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Corning Natural Gas Corporation on April 20, 2010, starting at 10:00 a.m. local time at our offices, 330 West William Street, Corning, New York 14830. As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors. Our management team will also discuss our business and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Corning Natural Gas Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

President and Chief Executive Officer

330 West William Street, Corning, New York 14830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 20, 2010

TO THE SHAREHOLDERS OF CORNING NATURAL GAS CORPORATION:

The annual meeting of shareholders of Corning Natural Gas Corporation, a New York corporation, will be held on April 20, 2010, at 10:00 A.M. local time at 330 West William Street, Corning, New York 14830, for the following purposes:

1. To elect seven directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on March 10, 2010 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of

Vice President - Administration and Corporate Secretary

CORNING NATURAL GAS CORPORATION

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 20, 2010

This proxy statement and our annual report for the fiscal year ending September 30, 2009 are available on our website at www.corninggas.com.

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2010 Annual Meeting of Shareholders to be held on April 20, 2010, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying president's letter, notice and proxy card, together with our annual report to shareholders for the year ended September 30, 2009, are being sent to our shareholders beginning on or about March 19, 2010.

QUESTIONS and ANSWERS

Q: When and where is the annual meeting?

A: Our 2010 annual meeting of shareholders will be held on April 20, 2010, at 10:00 A.M. local time at our offices at 330 West William Street, Corning New York, 14830.

Q: What are shareholders voting on?

A: Election of seven directors - Henry B. Cook, Jr., Michael I. German, Ted W. Gibson, Gregory J. Osborne, Stephen G. Rigo, Thomas J. Smith and George J. Welch.

If a permissible proposal other than the election of directors is presented at the annual meeting, your signed proxy card gives authority to Stanley G. Sleve, our vice president - administration and corporate secretary, and Firouzeh Sarhangi, our chief financial officer and treasurer, to vote on any such additional proposal. We are not aware of any additional proposals to be voted on at the meeting.

Q: Who is entitled to vote?

A: Our record date for the annual meeting is March 10, 2010. Therefore, only holders of our common stock as of the close of business on March 10, 2010 are entitled to vote. Each share of common stock is entitled to one vote at the meeting.

Q: How do shareholders vote?

A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposal. You have the right to revoke your proxy at any time before the meeting by:

* notifying our corporate secretary,

* voting in person, or

* returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Stanley G. Sleve and Firouzeh Sarhangi will vote FOR the nominated directors on your behalf.

Q: Who will count the vote?

A: Representatives of our transfer agent, Registrar and Transfer Company, will tabulate the votes. Marie Husted and Kathy Rounds are Corning's election inspectors and will be responsible for reviewing the vote count.

Q: What shares are included on the proxy card and what does it mean if a shareholder gets more than one proxy card?

A: The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q: What constitutes a quorum?

A: As of the record date, 1,013,393 shares of our common stock were outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for adopting a proposal at the annual meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against the proposal. "Broker non-votes" will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A "broker non-vote" occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q: Who can attend the annual meeting?

A: All shareholders as of the record date, March 10, 2010, can attend.

Q: What percentage of stock are the directors, and executive officers entitled to vote at the annual meeting?

A: Together, they own 250,245 shares of our common stock, or approximately 24.7% of the stock entitled to vote at the annual meeting. (See pages 17 for more details.)

Q: Who are our largest principal shareholders?

A: The Gabelli Group beneficially owns 217,290 shares of our common stock, or 21.4% of the stock entitled to vote at the annual meeting, and Michael I. German, our president and chief executive officer, owns 174,680 shares of our common stock, or 17.2% of the stock entitled to vote at the annual meeting.

Q: When is a shareholder proposal due for the next annual meeting?

A: In order to be considered for inclusion in next year's proxy statement, shareholder proposals must be submitted in writing by October 29, 2010, to Stanley G. Sleve, Corporate Secretary, Corning Natural Gas Corporation, 330 West William Street, Corning, New York 14830, and must be in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act). (See page 19 for more details.)

ELECTION OF DIRECTORS

At the annual meeting, seven directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are Henry B. Cook, Jr., Michael I. German, Ted W. Gibson, Gregory J. Osborne, Stephen G. Rigo, Thomas J. Smith and George J. Welch. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified. Information about the directors is included under "Board of Directors" below.

If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a fewer number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the annual meeting is needed to elect directors.

The board of directors recommends that you vote FOR Mr. Cook, Mr. German, Mr. Gibson, Mr. Osborne, Mr. Rigo, Mr. Smith and Mr. Welch.

BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one year term was approved by the board.

The names, ages, positions, business experience and principal occupations and employment of each director nominee is below.

Name	Age	Position	Director Since

Henry B. Cook, Jr.	62	Chairman of the Board and Director	2007
Michael I. German	59	Chief Executive Officer, President and Director	2006
Ted W. Gibson	67	Director	2006
Gregory J. Osborne	31	Director	2009
Stephen G. Rigo	63	Director	2007
Thomas J. Smith	65	Director	2006
George J. Welch	64	Director	2007

Henry B. Cook, Jr. is our chairman of the board of directors and has served as a director since May 2007. He is the president of Triple Cities Acquisition, LLC, a heavy truck parts and vehicle dealer, and Roadwolf Transportation Products, LLC, an importer of heavy duty truck parts. He is not related to Matthew J. Cook, our vice president - operations.

Michael I. German has served as our chief executive officer, president and director since December 2006. Prior to joining Corning, he was senior vice president, utility operations for Southern Union Company from 2005 to 2006 where he was responsible for gas utility operations in Missouri, Pennsylvania, Rhode Island and Massachusetts. From 1994 to 2005, Mr. German held several senior positions at Energy East Corporation, a publicly-held energy services and delivery company, including president of several utilities. Mr. German is a board member of Pennichuck Corporation, the American Gas Association, the Northeast Gas Association and several non-profit organizations.

Ted W. Gibson has been a director since November 2006. He serves as the chief executive officer of Classic City Mechanical, an underground utility business. Mr. Gibson is also a corrosion specialist in the National Association of Corrosion Engineers and a graduate of the Georgia Institute of Technology - Mechanical Engineer. Mr. Gibson previously served as a United States Marine Corps Captain, Vietnam veteran. He is an inspector for the Nevada State Boxing Commission.

Gregory J. Osborne has been a director since April 2009. He has been president and chief operating officer of John D. Oil and Gas Company, a publicly-held oil and gas exploration company since April 2006 and a director of John D. Oil and Gas since February 2006. From 2003 until 2006, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a regulated gas public utility company operating in Ohio. He also serves as a trustee of the Ohio Oil and Gas Association. He is also a board member of Energy, Inc.

Stephen G. Rigo has served as a director since May 2007. Since July 2008, he has been President of Lake Shore Gas Storage, Inc., a privately owned non-regulated natural gas storage business located in northeastern Ohio. In addition, since 2007, he has been executive vice president of two Ohio regulated intrastate gas pipeline companies, Orwell-Trumbull Pipeline Co., LLC and Cobra Pipeline Co., Ltd. Mr. Rigo's responsibilities include new business acquisitions, pipeline and commodity asset management, natural gas pricing, natural gas purchasing and sales, management of regulatory affairs, and corporate administration. From 2002 to 2007, he was employed by Orwell Natural Gas Company, an Ohio regulated natural gas distribution public utility, in various positions including President and Executive Vice President. His business career spans over 25 years in the energy industry including upper management positions with The Standard Oil Company and BP America.

Thomas J. Smith has served as a director since December 2006. Mr. Smith is a director and chief financial officer of Energy Inc., a publicly-held natural gas utility, since August 2009 and was interim president of Energy Inc. from August 2007 until November 2007. Since 2003, Mr. Smith has served as president, treasurer and secretary of Orwell Natural Gas Company and Northeast Ohio Natural Gas Corporation, local natural gas distribution companies located in Mentor, Ohio. From 1998 through 2006, Mr. Smith was president and chief operating officer of John D. Oil and Gas Company, a publicly-held oil and gas exploration company. Mr. Smith is a director of John D. Oil and Gas.

George J. Welch has served as a director since May 2007. He is a partner in the law firm of Welch & Zink in Corning, New York. Mr. Welch's practice concentrates on business transactions and real estate. He is currently an active director and member of many community organizations, including a local economic development organization, a community foundation and PaneLogic, Inc., a provider of control system integration services.

Director Independence

The board of directors has determined and confirmed that each of Mr. Henry Cook, Mr. Gregory Osborne, Mr. Rigo, Mr. Smith and Mr. Welch do not have a material relationship with Corning that would interfere with the exercise of independent judgment and are independent as defined by the applicable laws and regulations and the listing standards of the New York Stock Exchange.

Director Compensation

On December 15, 2009, the board of directors agreed to increase the compensation for all board members from 150 shares of our restricted common stock for each quarter of service as a director to 250 shares of our restricted common stock, beginning January 1, 2010, for each quarter of service as a director. The shares awarded will become unrestricted upon a director leaving the board. Directors who also serve as officers of Corning are not compensated for their service as directors. In fiscal 2009, directors received compensatory shares for service from April 2008 through March 2009. Directors received compensatory shares for service after March 2009 through September 2009 in December 2009. Information regarding shares of restricted stock awarded to directors in fiscal 2009 is summarized below.

Name	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
	($)	($)	($)	($)
Henry B. Cook, Jr.	-	11,100	-	11,100
Ted W. Gibson	-	11,100	-	11,100
Stephen G. Rigo	-	11,100	-	11,100
Gregory J. Osborne
Thomas J. Smith	-	11,100	-	11,100
George J. Welch	-	11,100	-	11,100

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (which we refer to as the SEC) initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In the last fiscal year, Gregory J. Osborne did not timely file a Form 3 upon his election as a director of the Company. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last fiscal year.

Attendance of the Board of Directors at Meetings

The board of directors met ten times during our 2009 fiscal year. All members of the board of directors participated in at least 75% of all board of directors and applicable committee meetings in the last fiscal year.

Corning strongly encourages members of the board of directors to attend annual meetings of shareholders. All members of the board of directors attended the 2009 Annual Meeting of Shareholders held on April 7, 2009.

Compensation Committee

The compensation committee is composed of Mr. Gibson, Mr. Gregory Osborne and Mr. Rigo, the committee's Chairman. The compensation committee oversees Corning's executive compensation program. In this role, the committee reviews and approves, or recommends for approval by the full board, the compensation that is paid or awarded to our executive officers. The goal of our compensation committee is to ensure that the total compensation paid to our executive officers and significant employees is fair, reasonable and competitive. The committee also administers our 2007 Stock Option Plan. The committee met once in the last fiscal year. The committee does not have a written charter.

Corporate Governance and Community Relations Committee

The corporate governance and community relations committee is composed of Mr. Henry Cook, Mr. German, Mr. Gibson, and Mr. Welch, the committee's chairman. The committee met once during our 2009 fiscal year. The committee is responsible for developing corporate governance principles and practices, considering corporate governance issues, administering our related person transaction policy and assisting the board in the company's compliance with our code of business conduct and ethics.

Nominating Committee

The nominating committee is composed of Mr. German, Mr. Gregory Osborne, Mr. Smith and Mr. Welch, the committee's chairman in the last fiscal year. The committee met once in our 2009 fiscal year. The committee does not have a written charter.

To the extent there are any vacancies on the board or should the nominating committee determine not to re-nominate an incumbent director for election to the board, our president and chief executive officer and our chairman of the board generally will identify a qualified candidate for the committee's consideration. Director nominees are approved by the nominating committee and recommended to the full board for their approval. Nominees are not required to possess specific skills or qualifications; however, nominees are recommended and approved based on various criteria including relevant skills and experience, personal integrity and ability and willingness to devote their time and efforts to Corning. Qualified nominees are considered without regard to age, race, color, sex, religion, disability or national origin. We do not use a third party to locate or evaluate potential candidates for director.

The committee considers nominees recommended by shareholders according to the same criteria. A shareholder desiring to nominate a director for election at our 2011 Annual Meeting of Shareholders must deliver a notice to our corporate secretary at our principal executive office no earlier than ninety days, and no later than sixty days before the annual meeting. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as director:

    the name, age, business address and residence address of the person,

    the principal occupation or employment of the person,

    the written consent of the person to being named in the proxy as a nominee and to serving as a director,

    the class and number of our shares of stock beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of director pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice

    the name and record address of the shareholder, and

    the class and number of our shares beneficially owned by the shareholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Shareholder Communications with Directors

A shareholder who wishes to communicate directly with the board, a committee of the board or with an individual director, should send the communication to

Corning Natural Gas Corporation

Board of Directors [or committee name or director's name, as appropriate]

330 West William Street

Corning, New York 14830

We will forward all shareholder correspondence about Corning to the board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

Corning has a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our chief financial officer who also serves as our principal accounting officer. This code is available on our website at www.corninggas.com. Any amendments or waivers to the code that apply to our chief executive officer or chief financial officer will be promptly disclosed to our shareholders.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.corninggas.com. The audit committee is directly responsible for the appointment of Corning's independent public accounting firm and is charged with reviewing and approving all services performed for us by the independent accounting firm and for reviewing the accounting firm's fees. The audit committee reviews the independent accounting firm's internal quality control procedures, reviews all relationships between the independent accounting firm and Corning in order to assess the accounting firm's independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management's programs to monitor compliance with our policies on business ethics and risk management.

The audit committee is comprised of Mr. Smith, the committee's chairman, Mr. Henry Cook, Mr. Rigo and Mr. Welch. The committee met five times during the 2009 fiscal year. Mr. Smith, Mr. Cook, Mr. Rigo and Mr. Welch are "independent directors" as defined in the New York Stock Exchange listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Smith meets the qualifications for designation as an "audit committee financial expert," as defined in SEC rules through his experience as the chief financial officer of Energy Inc., a publicly-held company. The audit committee reviews and reassesses its charter as needed from time-to-time and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management's implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and EFP Rotenberg, LLP, our independent accounting firm. The audit committee also discussed with Rotenberg the matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The audit committee reviewed with Rotenberg, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm's independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (1) the audit committee's reviews and discussions with management and EFP Rotenberg, LLP, (2) management's assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from EFP Rotenberg, LLP, dated December 18, 2009 stating that the Corning's financial statements for the year ended September 30, 2009 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that Corning's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, for filing with the SEC.

Audit Committee

Thomas J. Smith, Chairman

Henry B. Cook, Jr.

Stephen G. Rigo

George J. Welch

Principal Accounting Firm Fees and Services

The following is a summary of the aggregate fees billed to us for the fiscal years ended September 30, 2009 and 2008, by our independent registered public accounting firm, EFP Rotenberg, LLP, Certified Public Accountants of Rochester, New York.

	2009	2008
Audit Fees	$83,000	$84,000
Audit-Related Fees	-	-
Tax Fees	$17,000	$16,000
All Other Fees	$9,200	$11,000
Total	$109,200	$111,000

Audit Fees. These are fees for professional services rendered by EFP Rotenberg, LLP for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. There were no fees billed by EFP Rotenberg, LLP for audit-related fees for the fiscal years ended September 30, 2009 and 2008.

Tax Fees. These are fees for professional services rendered by EFP Rotenberg, LLP with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns and consulting on tax planning matters.

All Other Fees. These are fees for the audit of our pension plan and the review of our internal controls and corporate governance. There were no fees billed by EFP Rotenberg, LLP for other services not described above for the fiscal years ended September 30, 2009 and 2008.

The audit committee authorized the payment by us of the fees billed to us by EFP Rotenberg, LLP.

in fiscal 2009 and 2008. The decision to engage EFP Rotenberg, LLP was approved by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining EFP Rotenberg, LLP's independence. In fiscal 2009 and 2008, EFP Rotenberg, LLP had no direct or indirect financial interest in Corning in the capacity of promoter, underwriter, voting director, officer or employee.

Representatives of EFP Rotenberg, LLP will attend the annual meeting to answer appropriate questions and make statements if they desire.

EXECUTIVE OFFICERS

The names, ages, positions and certain other information concerning our current executive officers and significant employees is set forth below.
Name	Age	Position

Michael I. German*	59	Chief Executive Officer, President and Director
Firouzeh Sarhangi	51	Chief Financial Officer and Treasurer
Stanley G. Sleve	60	Vice President - Administration and Corporate Secretary
Matthew J. Cook	48	Vice President - Operations
Russell S. Miller	47	Vice President - Gas Supply and Marketing

* Biographical information for Mr. German can be found under "Board of Directors."

Firouzeh Sarhangi was appointed as chief financial officer and treasurer of Corning in 2006. From February 2004 until her appointment as CFO, she served as vice president - finance of Corning. Previously, she was president of Corning's Tax Center International (TCI) subsidiary, a company she founded and operated until Corning purchased TCI in 1998. Ms. Sarhangi has twenty-four years of public accounting experience.

Stanley G. Sleve joined the company and has served as vice president since 1998. He has served as Corporate Secretary since 2006 and as vice president of administration since 2007. Mr. Sleve oversees corporate operations including customer service, facilities management, human resources, information technology and community relations. Mr. Sleve serves on the board of directors of the Corning Area Chamber of Commerce as a member of the Executive Committee, the "Green Committee" and the Government Affairs Committee. He also serves on the Chemung County Chamber of Commerce Public Affairs Committee.

Matthew J. Cook joined Corning in February 2008 as vice president - operations. Mr. Cook has 14 years of natural gas utility experience. From 2000 until joining Corning, Mr. Cook was employed by Mulcare Pipeline Solutions, a supplier of products and services to the natural gas industry, in various position including sales manager and technical specialist. Previously, Mr. Cook served as operations engineer and gas engineer of New York State Electric and Gas. He is not related to our director, Henry B. Cook, Jr.

Russell S. Miller rejoined Corning as our director of gas supply and marketing in June 2008 and was appointed as vice president - gas supply and marketing in December 2009. From 1987 through 2004 he was employed by us in various positions including vice president - operations, gas supply manager and mapping technician. From 2006 until rejoining Corning, he was employed by IBM, as energy distribution manager where he managed a team of energy buyers. From 2004 through 2006, he was employed as an industrial account manager for Sprague Energy Corp. located in Portsmouth, New Hampshire.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us to our chief executive officer, chief financial officer, and our most highly compensated executive officers.
					Change in Pension
					Value and
					Nonqualified
					Deferred
				Option	Compensation	All Other
Name and		Salary	Bonus	Awards(1)	Earnings	Compensation(2)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Michael I. German,	2009	165,000	-	-	24,974	5,451	195,425
President and Chief
Executive Officer	2008	150,000	-	187,933	26,644	3,375	367,952

Firouzeh Sarhangi,	2009	116,262	-	-	13,916	3,197	133,375
Chief Financial Officer
and Treasurer	2008	113,263	-	4,754	16,377	3,198	137,592

Stanley G. Sleve,	2009	103,790	-	-	24,050	3,114	130,954
Vice President - Administration
and Corporate Treasurer	2008	100,790	-	4,754	26,721	3,024	135,289
Matthew Cook,	2009	103,000	-	-	6,305	1,545	110.850
Vice President - Operations

Russell Miller,	2009	93,000	-	-	16,074	2,790	111.864
Vice President - Gas Supply & Marketing

(1) Amounts represent the FAS 123(R) compensation expense recognized on outstanding stock option awards. The compensation expense is spread over the vesting period on outstanding stock option awards made during fiscal 2009, 2008, 2007 and prior years. We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards. The assumptions used in the model were (1) expected term of 3.35 years for each option, (2) dividend yield of 0.0%, (3) expected price volatility of 36.62, and (4) a risk-free interest rate of 4.53%

(2) The amounts reported include 401(k) matching contributions by Corning in fiscal 2009 of $4,950 for Mr. German, $3,197 for Ms. Sarhangi and $3,114 for Mr. Sleve, in fiscal 2008 of $3,375 for Mr. German, $3,198 for Ms. Sarhangi and $3,024 for Mr. Sleve and in fiscal 2007 of $3,340 for Ms. Sarhangi and $2,919 for Mr. Sleve.

Mr. German's Employment Agreement

Pursuant to his employment agreement dated November 30, 2006, Mr. German will serve as president and chief executive officer of Corning for a period of three years, with an automatic renewal for successive one year periods thereafter. Mr. German received 75,000 options to purchase common stock of Corning for a price of $15.00 per share under our 2007 Stock Plan pursuant to the terms of the agreement. Pursuant to his employment agreement dated November 30, 2006, Mr. German will serve as president and chief executive officer of Corning for a period of three years, with an automatic renewal for successive one year periods thereafter. Mr. German received 75,000 options to purchase common stock of Corning for a price of $15.00 per share under our 2007 Stock Plan pursuant to the terms of the agreement. The employment agreement provides termination payments to Mr. German as follows:

    If Mr. German terminates his employment for Good Reason (as defined in the employment agreement - generally a decrease in title, position or responsibilities, a decrease in salary or bonus or a reduction in benefits), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.

    If Mr. German's employment is terminated without cause, then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to his then current annual salary.

    If Mr. German's employment is terminated for a Change in Control (as defined in the employment agreement), then he will receive compensation and benefits until the effective date of his termination, plus a severance package equal to three times his then current annual salary.

The employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions for a period including Mr. German's employment and the twelve months immediately following the date of the termination of his employment.

None of our other executive officers have employment, termination or change-in-control agreements.

Benefit Plans

We provide competitive welfare and retirement benefits to our executive officers as an important element of their compensation packages. Our executives receive medical and dental coverage, life insurance, disability coverage and other benefits on the same basis as our other employees. Our executives are also eligible to participate in our employee savings and pension plans.

Corning Natural Gas Corporation Employees Savings Plan. All employees of Corning who work for more than 1,000 hours per year and who have completed one year of service may enroll in the savings plan at the beginning of each calendar quarter. Under the savings plan, participants may contribute up to the maximum limits established by the Internal Revenue Service guidelines of their wages each year. Corning will match one-half of the participant's contributions up to a total company contribution of 3% of the participant's wages. Matching contributions vest in the participants at a rate of 20% per year and become fully vested after five years. All participants may select one of ten investment plans, or a combination thereof, for their account. Distribution of amounts accumulated under the savings plan occurs upon the termination of employment or death of the participant. The savings plan also contains loan and hardship withdrawal provisions.

Pension Plan. We maintain a defined benefit pension plan, the Retirement Plan for Salaried and Non-Union Employees of Corning Natural Gas Corporation that covers substantially all of our employees. We make annual contributions to the plan equal to amounts determined in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. The benefit payable to non-union employees under this pension plan is calculated based upon the employee's average salary for the four consecutive years of highest compensation with the company. The compensation covered by the pension plan includes only base salary, identified in the summary compensation table as "salary."

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of the end of the past fiscal year.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael I. German	5,000	10,000	17.00	9/23/2013(1)
	40,000	25,000	15.00	11/05/2011(2)
Firouzeh Sarhangi, Chief Financial Officer	1,000		17.00	9/23/2013(3)
Stanley G. Sleve, Vice President -Administration and Corporate Secretary	1,000		17.00	9/23/2013(3)
Matthew Cook, Vice President - Operations	1,000		17.00	9/23/2013(3)
Russell Miller, Vice President - Gas Supply & Marketing	1,000		17.00	9/23/2013(3)

(1) The option is exercisable as follows: 1/3 of the shares on September 23, 2009; 1/3 of the shares on September 23, 2010; and 1/3 of the shares on September 23, 2011.

(2) The option is exercisable as follows: 1/3 of the shares on November 5, 2007; 1/3 of the shares on November 5, 2008; and 1/3 of the shares on November 5, 2009.

(3) The option is exercisable on September 23, 2009.

Equity Compensation Plan Information

The Corning Natural Gas Corporation 2007 Stock Plan provides for the issuance of 121,432 shares of our common stock. Beginning in 2008 and continuing for a period of nine years, on the day of each annual meeting of shareholders, the total maximum number of shares available for issuance will automatically increase to the number of shares equal to 15% of the Company's total shares outstanding. On the date of the 2009 annual meeting, April 7, 2009, the total maximum number of shares available for issuance increased to 123,690. As of September 30, 2009, there were 84,000 options outstanding and the maximum number of shares available for future grants under the plan was 39,690.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	84,000	$15.45	39,690
Equity compensation plans not approved by security holders	-	-	-

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 26, 2010, information regarding the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than 5% of our stock, each director, each director nominee, each executive officer, and all our directors and executive officers as a group.
	Common Stock
	Shares	Right to	Total	Percentage
Names and Address(1)(2)		Acquire(3)

The Gabelli Group(4)	217,290	-	217,290	21.4
One Corporate Center
Rye, NY 10580
Michael I. German(5)	174,680	70,000	244,680	24.1
Richard M. Osborne(6)	133,282	700	133,982	13.2
8500 Station Street, Suite 113
Mentor, OH 44060
Mitchell Partners, L.P.(7)	72,888	-	72,888	7.2
3187-D Airway Avenue
Costa Mesa, CA 92626
Ted W. Gibson(8)	47,710	-	47,710	4.7
Henry B. Cook, Jr.(9)	9,919	-	9,919	*
Firouzeh Sarhangi(10)	6,447	1,000	7,447	*
George J. Welch(11)	5,239	-	5,239	*
Stanley G. Sleve(12)	3,661	1,000	4,661	*
Thomas J. Smith(13)	1,150	-	1,150	*
Stephen G. Rigo(14)	1,100	-	1,100	*
Gregory J. Osborne(15)	300	-	300	*
Russell Miller(16)	39	1,000	1,039	*
Matthew Cook(17)	-	1,000	1,000	*

All directors, director nominees and executive	250,245	74,000	324,245	32
officers as a group (11 individuals)

* Less than 1 percent

(1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of common stock owned.

(2) Unless otherwise indicated, the address of each beneficial owner is c/o Corning Natural Gas Corporation, 330 West William Street, Corning, New York 14830.

(3) Shares of common stock the beneficial owner has the right to acquire through stock options or warrants that are or will become exercisable within 60 days.

(4) Includes 172,790 shares of common stock held by Gabelli Funds, LLC and 44,500 shares held by Teton Advisors, Inc. Each of Gabelli Funds and Teton Advisors has sole voting and dispositive power over the shares of common stock held by it. Based solely on information in Amendment No. 10 to Schedule 13D filed with the SEC on September 11, 2009.

(5) Includes (1) 4,168 shares of common stock owned by Mr. German's sons, (2) 70,000 options to purchase common stock. 17,350 shares of common stock are owned jointly by Mr. German and two other individuals. Mr. German disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6) Includes 850 shares of restricted stock and warrants to purchase 700 shares of common stock. The restricted stock is held by Mr. Richard Osborne individually. The Richard M. Osborne Trust, an Ohio trust of which Mr. Osborne is the sole trustee, holds 119,132 shares of common stock. Energy Inc. holds 13,300 shares of common stock and warrants to purchase 700 shares. As chairman of the board and chief executive officer of Energy, Inc. Mr. Osborne may be deemed to beneficially own the shares and warrants owned by Energy, Inc. Mr. Osborne disclaims beneficial ownership of these shares. Based solely on information in Amendment No. 10 to Schedule 13D filed with the SEC on September 8, 2009 and the Form 4 filed with the SEC on April 1, 2009.

(7) Based solely on information in the Schedule 13G filed with the SEC on February 9, 2010.

(8) Includes 1,150 shares of restricted stock.

(9) Includes 1,100 shares of restricted stock.

(10) Includes options to purchase 1,000 shares of common stock.

(11) Includes 1,100 shares of restricted stock and 4,139 shares of common stock and all warrants are beneficially owned by Vincent J. Welch Trust, of which Mr. Welch is one of three trustees having voting and investment powers.

(12) Includes options to purchase 1,000 shares of common stock.

(13) Includes 1,150 shares of restricted stock.

(14) Includes 1,100 shares of restricted stock.

(15) Includes 300 shares of restricted stock.

(16) Includes options to purchase 1,000 shares of common stock.

(17) Includes options to purchase 1,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Corning paid $640,307 for contract work to Classic City Mechanical in the last fiscal year. Mr. Gibson is the chief executive officer of this company. Mr. Gibson recused himself from any decisions regarding contract negotiations and was not aware of any companies' contract bids.

SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal to be included in our proxy statement for our 2011 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of Rule 14a-8 under the Exchange Act, to our corporate secretary at our principal executive office no later than October 29, 2010. A shareholder's notice to the corporate secretary must set forth as to each matter the shareholder proposes to bring before the meeting a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

    the name and record address of the shareholder proposing such business,

    the number of shares of our common stock that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.

A shareholder may also present a proposal directly to our shareholders at the annual meeting. However, if we do not receive notice of the shareholder proposal prior to the close of business on January 12, 2011, SEC rules permit management to vote proxies in their discretion on the proposed matter. If we receive notice of the shareholder proposal on or before the close of business on January 12, 2011 management can only vote proxies in their discretion if they advise shareholders in our 2011 proxy statement about the nature of the proposed matter and how management intends to vote on the matter.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors may recommend.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Stanley G. Sleve

Vice President - Administration and Corporate Secretary

March 10, 2010